TWENTY-FIFTH AMENDMENT

to

MASTER SERVICES AGREEMENT

Between CAPITOL SERIES TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

This twenty-fifth amendment (this “Amendment”) effective as of July 1, 2023, revises the Master Services Agreement (the “Agreement”), dated December 21, 2016, as amended, between Capitol Series Trust (the “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Fund Accounting and Fund Administration Fee Letter and Transfer Agent and Shareholder Services Fee Letter, each dated December 18, 2021, between the Trust and Ultimus (collectively, the “Parties”) on behalf of Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and the Guardian Capital Fundamental Global Equity Fund (the “Funds”).

WHEREAS, Ultimus seeks the Trust’s approval of a fee charged for tax provisioning and ASC 740 compliance services set forth in the Fund Accounting and Fund Administration Fee Letter to the Agreement; and

WHEREAS, Ultimus seeks the Trust’s approval of shareholder fees set forth in the Transfer Agent and Shareholder Services Fee Letter to the Agreement; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.	Amendments.

(a)               Section 1 titled “Fees” to the Fund Accounting and Fund Administration Fee Letter hereby is amended by renumbering the existing paragraph 1.6. as 1.7. and a new paragraph 1.6. shall be inserted as follows:

1.6.	Tax Provisioning/ASC 740 Compliance fee. Each Fund shall pay Ultimus $[REDACTED] per calendar quarter for tax provisioning services and ASC 740 Compliance.

-  Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

-  Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

Guardian – Capitol Series Trust

Amendment to Master Services Agreement

July 1, 2023                                                                                                                                                                              Page 1

-  Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $[REDACTED] per year may be charged.

-  Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $[REDACTED] per year may be charged.

-  Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $[REDACTED] per year may be charged. If between 501-2,500 tax lots, an additional fee of $[REDACTED] per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $[REDACTED] per year.

-  QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $[REDACTED] per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

-  Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy, an additional fee of $[REDACTED] - $[REDACTED] per year may be charged.

-  Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $[REDACTED] - $[REDACTED] per estimate over 2 may be charged.

-  Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $[REDACTED] per month may be charged [for up to 10 underlying Fund look-throughs].

(b)               Section 1 titled “Fees” to the Transfer Agent and Shareholder Services Fee Letter hereby is amended by renumbering the existing paragraph 1.2. as 1.3. and a new paragraph 1.2. shall be inserted as follows:

1.2.       Shareholder Fees*

Annual IRA Custodial Fee	$25.00
Removal of excess contribution or Roth conversion/recharacterization	$25.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00

*Fee may be passed through to shareholders of the Fund(s).

Guardian – Capitol Series Trust

Amendment to Master Services Agreement

July 1, 2023                                                                                                                                                                              Page 2

2.	Miscellaneous.

(a)               The Parties agree to amend the Fund Accounting and Fund Administration Fee Letter and Transfer Agency and Shareholder Services Fee Letter to revise the fees paid to Ultimus on behalf of the Funds as described above and as incorporated herein. No other provisions of the Agreement or the Fund Accounting and Fund Administration Fee Letter or Transfer Agency and Shareholder Services Fee Letter shall be modified, except as stated herein.

(b)               Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

Capitol Series Trust

On behalf of the Alta Quality Growth Fund, Guardian Capital Fundamental Global Equity Fund and Guardian Capital Dividend Growth Fund listed on Schedule A to the Master Services Agreement

Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Guardian – Capitol Series Trust

Amendment to Master Services Agreement

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